As filed with the Securities and Exchange Commission on February 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIRIUS XM RADIO INC.

(Exact name of registrant as specified in its charter)

Delaware	52-170027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Floor

New York, New York 10020

(212) 584-5100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

SIRIUS XM RADIO 401(k) SAVINGS PLAN

(Full title of the Plan)

Patrick L. Donnelly

Executive Vice President, General Counsel and Secretary

Sirius XM Radio Inc.

1221 Avenue of the Americas

36th Floor

New York, New York 10020

(212) 584-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary L. Sellers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	2,000,000	$2.15	$4,300,000	$492.78

(1)	This amount represents a 2,000,000 share increase in the number of shares of common stock authorized for issuance under the Sirius XM Radio 401(k) Savings Plan. In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminable number of shares of common stock that may be issued as a result of stock splits, stock dividends and anti-dilution provisions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the registrant’s common stock on February 16, 2012, as reported in the NASDAQ Global Select Market.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Sirius XM Radio Inc., a Delaware corporation (the “Company”), to register an additional 2,000,000 shares of the Company’s common stock, par value of $0.001 per share and an indeterminate number of plan interests, issuable under the Sirius XM Radio 401(k) Savings Plan (the “Plan”). Pursuant to General Instruction E to Form S-8, the Company incorporates by reference into this Registration Statement the entire contents of its earlier Registration Statements on Form S-8, File Nos. 333-166699; 333-158156; 333-156441; 333-149186, 333-142726; 333-139214; 333-133277; 333-125118; 333-119479; 333-111221; 333-106020; 333-101515; 333-100083; 333-81914; 333-74752; 333-62818; 333-47954; 333-65473 and 333-169309 relating to the Plan, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company and the Plan with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

2.	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2010; and

3.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

All other documents filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.	Interests of Named Experts and Counsel

Patrick L. Donnelly, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5 hereto, is an employee of the Company and participates in the Plan and other benefit plans established by the Company.

Item 8.	Exhibits

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Concerning the compliance with the requirements of ERISA and an Internal Revenue determination letter that the plan is qualified under Section 401 of the Internal Revenue Code, the registrant has submitted the Plan and any amendment thereto to the IRS and has made or will make all changes required by the IRS to maintain the qualified status of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 21, 2012.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his, her or their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Mel Karmazin	Chief Executive Officer	February 21, 2012
Mel Karmazin	(Principal Executive Officer) and Director

/s/ David J. Frear	Executive Vice President and	February 21, 2012
David J. Frear	Chief Financial Officer (Principal Financial Officer)

/s/ Thomas Barry	Senior Vice President and	February 21, 2012
Thomas Barry	Corporate Controller (Principal Accounting Officer)

Signatures	Title	Date

/s/ Eddy W. Hartenstein	Chairman of the Board of Directors	February 21, 2012
Eddy W. Hartenstein

/s/ Joan L. Amble	Director	February 21, 2012
Joan L. Amble

/s/ Leon D. Black	Director	February 21, 2012
Leon D. Black

/s/ David J. A. Flowers	Director	February 21, 2012
David J.A. Flowers

/s/ Lawrence F. Gilberti	Director	February 21, 2012
Lawrence F. Gilberti

/s/ James P. Holden	Director	February 21, 2012
James P. Holden

/s/ Gregory B. Maffei	Director	February 21, 2012
Gregory B. Maffei

/s/ John C. Malone	Director	February 21, 2012
John C. Malone

/s/ James F. Mooney	Director	February 21, 2012
James F. Mooney

/s/ Jack Shaw	Director	February 21, 2012
Jack Shaw

/s/ Carl E. Vogel	Director	February 21, 2012
Carl E. Vogel

/s/ Vanessa A. Wittman	Director	February 21, 2012
Vanessa A. Wittman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefits plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 21, 2012.

SIRIUS XM RADIO 401(K) SAVINGS PLAN

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Trustee

INDEX TO EXHIBITS

Exhibit No.

4.1	Amended and Restated Certificate of Incorporation of the Company, dated March 4, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

4.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated July 28, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 1, 2008).

4.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated December 18, 2008 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-3 dated December 30, 2008).

4.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated May 29, 2009 (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 dated July 1, 2009).

4.5	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

4.6	Certificate of Amendment of the Amended and Restated By-laws of the Company, dated July 28, 2008 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 1, 2008).

4.7	Form of certificate for shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 33-74782)).

4.8	Sirius XM Radio 401(k) Savings Plan, as amended and restated effective January 1, 2009 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009).

5	Opinion of Patrick L. Donnelly, Esq., Executive Vice President, General Counsel and Secretary of the Company.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Patrick L. Donnelly, Esq., Executive Vice President, General Counsel and Secretary of the Company (included in Exhibit 5).*

24	Power of Attorney (included as part of the signature pages to this Registration Statement).*

*	Filed herewith.